Exhibit 10.1

Nuburu, Inc.

2026 Annual Incentive Plan

The Board of Directors of the Company (the “Board”), at the recommendation of the Compensation Committee of the Board (the “Compensation Committee”), has established a performance-based, annual incentive cash opportunity (the “Annual Incentive Plan”) of up to a set percentage of base salary for certain officers and employees of the Company designated by the Compensation Committee or the Board, including the Co-Chief Executive Officers of the Company. Effective March 16, 2026, Board adopted an Annual Incentive Plan for 2026 (the “2026 AIP”).

The 2026 AIP consists of an overall cap for the award at 100% of base salary, a maximum payout per metric of up to 140%, pro-rata recognition for partial achievement of metrics, and a non-discretionary calculation methodology.

The metrics and weights for the 2026 AIP are as follows:

Metric	Weight
Strategic execution with respect to key transactions	30%
Stock performance	20%
Liquidity improvement	15%
Capital improvement	15%
Billings	10%
Governance best practices implementation	10%

The Board believes that the framework and metrics of the 2026 AIP align executive incentives with strategic growth, financial stabilization, capital formation, revenue restoration, and governance strengthening.

The Compensation Committee will determine achievement of the performance metrics by participants in the 2026 AIP. Any payouts under the 2026 AIP will be made in a lump sum to the recipient as soon as practicable following December 31, 2026, provided that such recipient’s employment at the Company is continuous through December 31, 2026.